Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	William Ruthrauff, ext. 6571	August 3, 2015
Shelly Oates, ext. 3202

UGI Reports Third Quarter Earnings

VALLEY FORGE, Pa., August 3 - UGI Corporation (NYSE: UGI) today reported adjusted net income attributable to UGI of $4.7 million, or $0.03 per diluted share, for the fiscal quarter ended June 30, 2015, compared to $17.1 million, or $0.10 per diluted share, for the quarter ended June 30, 2014. Adjusted earnings per diluted share for the quarter ended June 30, 2015 include a $0.06 loss as a result of the Totalgaz acquisition, which was completed on May 29, 2015. For all periods presented, adjusted earnings per diluted share exclude the impact of gains and losses on commodity derivative instruments not associated with current-period transactions. Most of the mark-to-market adjustments relate to our normal business practice of hedging fixed-price commitments to our customers. On a GAAP basis, net income attributable to UGI was $9.6 million, or $0.05 per diluted share, for the quarter ended June 30, 2015, compared to $20.6 million, or $0.12 per diluted share, for the prior-year period.

Weather was warmer than the prior year in the United States and France this quarter, which negatively impacted volumes. In our Gas Utility, while weather was 17% warmer than the prior year, our core throughput was down only three percent, reflecting the addition of nearly 14,000 new heating customers so far this year. Reduced volatility in capacity values resulted in lower margin in our Midstream and Marketing business, partially offset by higher margin from our natural gas and retail power marketing business. Adjusting for the effects of Totalgaz, UGI International total margin and unit margins increased despite weather that was warmer than normal. AmeriGas experienced weather that was 10% warmer than the prior year and wet weather later in the quarter that impacted barbecue cylinder exchange volumes.

John L. Walsh, president and chief executive officer of UGI, said, “Given the challenges presented by the warmer weather this quarter, we were pleased to deliver earnings that were in line with our prior year excluding the impact from the Totalgaz acquisition. The demand for natural gas continues to grow and we achieved several milestones this quarter on projects that will enable us to continue to capitalize on growing demand. Our Utilities team has made significant progress on two pipelines to serve gas-fired power generation units in Pennsylvania. Midstream & Marketing continues to make progress on the Sunbury and PennEast pipelines, as Sunbury filed its FERC application on July 1st and we anticipate that the PennEast filing will occur later this year. We began construction on the Auburn Loop pipeline, which we anticipate coming on stream by the end of the fiscal year. Additionally, we continue to expand our LNG capabilities to meet the dramatic increase in peak natural gas demand. The Temple LNG expansion was completed in June, and we announced a new $60 million project in May to construct an LNG facility adjacent to our Manning compression station. Our LPG businesses also made significant progress. We completed the acquisition of Totalgaz, nearly doubling our retail distribution in France where we have a significant track record of success. AmeriGas continues to build its network of National Accounts, with third quarter volume up substantially over the third quarter of fiscal 2014.”

Walsh continued, “Given the warm weather in the third quarter and assuming normal weather in the fourth quarter, we expect our fiscal year 2015 EPS to be at the lower end of our guidance range of $2.00 to $2.10.”

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UGI Reports Third Quarter Earnings	Page 2

Segment Performance (Millions, except where otherwise indicated) (a)
AmeriGas Propane:

For the fiscal quarter ended June 30,	2015	2014	Increase (Decrease)
Revenues	$478.0	$613.2	$(135.2)	(22.0)%
Total margin (b)	$266.6	$272.4	$(5.8)	(2.1)%
Operating and administrative expenses	$223.3	$225.1	$(1.8)	(0.8)%
Partnership Adjusted EBITDA	$48.9	$55.1	$(6.2)	(11.3)%
Operating income	$0.8	$7.2	$(6.4)	(88.9)%
Retail gallons sold	202.2	215.6	(13.4)	(6.2)%
Degree days - % (warmer) than normal	(18.5)%	(9.3)%
Capital expenditures	$20.7	$29.3	$(8.6)	(29.4)%

•	Retail gallons sold decreased 6.2% primarily due to weather that was 10.2% warmer than the prior year.

•	Average daily wholesale propane commodity prices at Mont Belvieu, Texas, during the quarter were approximately 55% lower than the prior-year period.

•	Retail revenues decreased $130.1 million primarily due to lower propane costs, and, to a lesser extent, the impact of lower volumes.

•	Total margin decreased primarily due to lower volumes sold, partially offset by slightly higher average retail propane unit margin.

•	The Partnership’s adjusted EBITDA decreased primarily due to lower volume given warmer weather versus the prior year.

UGI International:

For the fiscal quarter ended June 30,	2015	2014	Increase (Decrease)
Revenues	$346.8	$481.5	$(134.7)	(28.0)%
Total margin (b)	$137.1	$136.7	$0.4	0.3%
Operating and administrative expenses	$117.0	$112.5	$4.5	4.0%
Operating (loss) income	$(0.3)	$6.8	$(7.1)	(104.4)%
Loss before income taxes	$(16.9)	$(1.0)	$(15.9)	NM
Retail gallons sold	151.5	130.2	21.3	16.4%
Degree days - % (warmer) than normal
Antargaz	(23.7)%	(19.8)%
Flaga	(2.0)%	(15.5)%
Capital Expenditures	$20.5	$20.4	$0.1	0.5%

•	Total retail gallons sold were 21.3 million higher, principally reflecting 12.5 million incremental gallons associated with the Totalgaz acquisition.

•	Revenues decreased primarily due to the impact of a weaker Euro and British Pound Sterling along with average lower selling prices due to a decline in LPG prices.

•	Total margin increased over the prior year as higher local currency gross margin was largely offset by the impact of a weaker Euro and British Pound Sterling.

•	The increase in loss before income taxes includes a $10.3 million loss from early extinguishment of debt at Antargaz.

•
Operating and administrative expenses were higher than the prior year primarily due to the effects of the Totalgaz acquisition, including incremental acquisition and transition-related expenses ($5.0 million).

•	Operating income decreased reflecting the slightly higher total margin offset by the effects of the Totalgaz acquisition.
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UGI Reports Third Quarter Earnings	Page 3

Gas Utility:

For the fiscal quarter ended June 30,	2015	2014	Increase (Decrease)
Revenues	$119.4	$128.3	$(8.9)	(6.9)%
Total margin (b)	$78.1	$79.1	$(1.0)	(1.3)%
Operating and administrative expenses	$48.6	$47.0	$1.6	3.4%
Operating income	$15.1	$17.1	$(2.0)	(11.7)%
Income before income taxes	$5.6	$7.3	$(1.7)	(23.3)%
System throughput - billions of cubic feet (“bcf”)
Core market	8.9	9.2	(0.3)	(3.3)%
Total	38.6	37.5	1.1	2.9%
Degree days - % (warmer) than normal	(22.2)%	(6.3)%
Capital expenditures	$41.3	$35.9	$5.4	15.0%

•	Temperatures in the Gas Utility service territory were 17.0% warmer than the prior-year period and 22.2% warmer than normal.

•	System throughput to core market customers was 3.3% lower than the prior-year period reflecting the warmer weather partially offset by a 1.7% increase in core market customers.

•	Revenues decreased 6.9% primarily due to lower revenue from core market customers.

•	Total margin decreased 1.3% reflecting lower margin from interruptible delivery service customers and the effect of lower core market throughput.

•	Operating expenses increased primarily due to higher system maintenance and general and administrative expenses.

•
The decrease in operating income principally reflects the decrease in total margin, higher depreciation expense, and slightly higher operating and administrative expenses offset in part by higher other income.

Midstream & Marketing:

For the fiscal quarter ended June 30,	2015	2014	Increase (Decrease)
Revenues	$183.3	$265.7	$(82.4)	(31.0)%
Total margin (b)	$42.3	$49.1	$(6.8)	(13.8)%
Operating and administrative expense	$17.0	$16.9	$0.1	0.6%
Operating income	$18.6	$26.1	$(7.5)	(28.7)%
Income before income taxes	$18.1	$25.6	$(7.5)	(29.3)%
Capital expenditures	$28.6	$13.1	$15.5	118.3%

•	Revenues were $82.4 million lower than the prior year primarily due to lower wholesale and retail natural gas prices, lower retail power volumes, and lower average prices for capacity management.

•	Total margin decreased primarily reflecting lower capacity management total margin due to lower volatility between Marcellus and non-Marcellus delivery points.

•	Operating and administrative expenses were approximately flat, as higher employee-related and depreciation expenses were offset by lower business development and uncollectible account expenses.

•	Operating income and income before income taxes decreased in line with the decrease in total margin.

(a)
Net gains and losses on commodity derivative instruments not associated with current-period transactions are excluded from our reportable segment results because UGI’s chief operating decision maker does not consider such items when evaluating the financial performance of UGI’s reportable segments. Such gains or losses are included in Corporate & Other.

(b)	Total margin represents total revenues less total cost of sales.

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UGI Reports Third Quarter Earnings	Page 4

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 9:00 AM EDT on Tuesday, August 4, 2015. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM EDT on August 4 through 11:59 PM EDT on August 10.  The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 62313636.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and those involving Russia, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-11	###	8/3/15

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014	2015	2014
Revenues:
AmeriGas Propane	$478.0	$613.2	$2,467.1	$3,152.7	$3,027.3	$3,684.6
UGI International	346.8	481.5	1,429.4	1,889.3	1,862.5	2,288.3
Gas Utility	119.4	128.3	847.9	880.0	945.2	975.4
Midstream & Marketing	183.3	265.7	923.3	1,160.3	1,131.8	1,387.0
Corporate & Other (a)	20.6	(2.0)	(59.4)	(116.4)	(47.1)	(110.4)
Total revenues	$1,148.1	$1,486.7	$5,608.3	$6,965.9	$6,919.7	$8,224.9
Operating income (loss):
AmeriGas Propane	$0.8	$7.2	$437.4	$471.7	$437.7	$458.6
UGI International	(0.3)	6.8	117.9	127.5	107.9	114.0
Gas Utility	15.1	17.1	226.2	233.7	228.7	240.5
Midstream & Marketing	18.6	26.1	166.0	183.7	180.9	195.8
Corporate & Other (a)	21.9	5.5	(106.0)	(1.6)	(123.1)	(6.2)
Total operating income	56.1	62.7	841.5	1,015.0	832.1	1,002.7
Loss from equity investees	—	(0.1)	(1.1)	(0.1)	(1.1)	(0.6)
Interest expense:
AmeriGas Propane	(40.3)	(41.4)	(122.4)	(125.0)	(163.0)	(166.2)
UGI International (b)	(16.6)	(7.7)	(29.0)	(22.9)	(36.1)	(30.5)
Gas Utility	(9.5)	(9.8)	(29.7)	(26.6)	(39.7)	(35.9)
Midstream & Marketing	(0.5)	(0.5)	(1.6)	(2.5)	(2.0)	(3.3)
Corporate & Other, net (a)	(0.6)	(0.7)	(2.0)	(1.9)	(2.7)	(2.5)
Total interest expense	(67.5)	(60.1)	(184.7)	(178.9)	(243.5)	(238.4)
(Loss) income before income taxes	(11.4)	2.5	655.7	836.0	587.5	763.7
Income tax expense	(4.5)	(15.2)	(189.2)	(243.4)	(181.0)	(230.2)
Net (loss) income	(15.9)	(12.7)	466.5	592.6	406.5	533.5
Add net loss (deduct net income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	25.5	33.3	(176.3)	(235.6)	(136.1)	(190.7)
Net income attributable to UGI Corporation	$9.6	$20.6	$290.2	$357.0	$270.4	$342.8
Earnings per share attributable to UGI shareholders:
Basic	$0.06	$0.12	$1.68	$2.07	$1.56	$1.99
Diluted	$0.05	$0.12	$1.65	$2.04	$1.54	$1.96
Average common shares outstanding (thousands):
Basic	173,136	173,055	173,060	172,682	173,012	172,484
Diluted	175,580	175,572	175,665	175,097	175,693	175,013
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(2.4)	$(1.8)	$62.0	$66.4	$58.6	$60.7
UGI International	(9.9)	0.4	59.8	66.6	41.5	52.0
Gas Utility	4.5	5.7	119.4	123.5	114.7	122.7
Midstream & Marketing	11.0	14.1	97.6	107.9	107.5	114.8
Corporate & Other (a)	6.4	2.2	(48.6)	(7.4)	(51.9)	(7.4)
Total net income attributable to UGI Corporation	$9.6	$20.6	$290.2	$357.0	$270.4	$342.8

(a) Corporate & Other includes, among other things, net gains and (losses) on commodity derivative instruments not associated with current-period transactions and the elimination of certain intercompany transactions.
(b) UGI International interest expense for the three, nine and twelve months ended June 30, 2015 includes loss on extinguishment of debt of $10.3 million.

(continued)

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)
(continued)

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

Management uses "adjusted net income attributable to UGI" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Adjusted net income attributable to UGI is net income attributable to UGI after excluding net after-tax gains and losses on commodity derivative instruments not associated with current-period transactions and items that management regards as highly unusual and not expected to recur. Volatility in net income at UGI can occur as a result of gains and losses on derivative instruments not associated with current period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP"). Midstream & Marketing records gains and losses on commodity derivative instruments not associated with current-period transactions in cost of sales or revenues for all periods presented. Effective October 1, 2014, UGI International determined that on a prospective basis it would not elect cash flow hedge accounting for its commodity derivative transactions and also de-designated its then-existing commodity derivative instruments accounted for as cash flow hedges. Also effective October 1, 2014, AmeriGas Propane de-designated its remaining commodity derivative instruments accounted for as cash flow hedges. Previously, AmeriGas Propane had discontinued cash flow hedge accounting for all commodity derivative instruments entered into beginning April 1, 2014.

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impact of (1) gains and losses on commodity derivative instruments not associated with current-period transactions and (2) those items that management regards as highly unusual in nature and not expected to recur.

The following table reconciles net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014	2015	2014
Adjusted net income attributable to UGI Corporation:
Net income attributable to UGI Corporation	$9.6	$20.6	$290.2	$357.0	$270.4	$342.8
Net after-tax (gains) losses on commodity derivative instruments not associated with current period transactions (1)	(4.9)	(3.5)	46.2	—	52.8	0.4
Retroactive impact of change in French tax law	—	—	—	5.7	—	5.7
Adjusted net income attributable to UGI Corporation	$4.7	$17.1	$336.4	$362.7	$323.2	$348.9

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014	2015	2014
Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$0.05	$0.12	$1.65	$2.04	$1.54	$1.96
Net after-tax (gains) losses on commodity derivative instruments not associated with current period transactions (1) (2)	(0.02)	(0.02)	0.27	—	0.30	—
Retroactive impact of change in French tax law	—	—	—	0.03	—	0.03
Adjusted diluted earnings per share	$0.03	$0.10	$1.92	$2.07	$1.84	$1.99

(1) Income taxes associated with pre-tax adjustments determined based on using business unit statutory tax rates.
(2) Includes impact of rounding.